FOR IMMEDIATE RELEASE

BluSky AI Inc. Appoints Andrea Huels as Chief AI and Growth Officer

Salt Lake City, Utah — July 22, 2025 (GLOBE NEWSWIRE) — BluSky AI Inc., a pioneer in modular AI infrastructure, proudly announces the appointment of Andrea Huels as Chief AI and Growth Officer. A globally recognized thought leader in artificial intelligence, Huels brings over 20 years of innovation leadership, including more than a decade driving AI strategy and adoption across Fortune 500 companies and building ecosystems that span infrastructure, edge, and enterprise applications.

Huels previously led Lenovo’s Enterprise AI business in North America and held strategic roles at General Electric, ExxonMobil, and Dematic. In addition to her enterprise experience, she was a founding executive at Vody, a generative AI startup, and RadiusAI, a computer vision company. Recognized as one of the 50 Most Powerful Women in Technology, a Top 200 Business and Technology Innovator, and a Women Leader of Conversational AI, Huels is widely regarded as a leader in the field. Her expertise spans applied AI, edge computing, and go-to-market strategy, making her a formidable force in shaping the future of AI infrastructure.

“Andrea’s arrival marks a defining moment for BluSky,” said Trent D’Ambrosio, CEO of BluSky AI Inc. “Her vision, energy, and deep industry insight will help us scale with precision and purpose. She doesn’t just understand AI—she knows how to build ecosystems that move markets. We’re thrilled to have her leading our next chapter.”

In her new role, Huels will spearhead BluSky’s AI strategy, growth initiatives, and ecosystem partnerships, with a focus on expanding the company’s SkyMod modular data center deployments and advancing ESG-aligned innovation.

“I’m excited to join BluSky at such a pivotal time,” said Huels. “AI infrastructure is becoming the most critical layer of the modern technology stack. As generative models advance and real-world adoption scales, demand for compute, power, and purpose-built capacity will become the defining force behind the next wave of technological progress. BluSky’s modular platform is ready to meet that demand, enabling organizations to deploy AI infrastructure faster, more efficiently, and where it’s needed most.”

BluSky AI Inc. continues to redefine the future of compute with its plug-and-play SkyMod units, designed for rapid deployment, energy efficiency, and community-conscious design.

Trent D’Ambrosio

CEO, BluSky AI Inc.

trentdambrosio@bluskyaidatacenters.com

www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. delivers modular, rapidly deployable data center infrastructure purpose-built for artificial intelligence. These next generation scalable AI Factories provide speed-to-market, and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties.  Forward-looking statements in this news release include statements with respect to the potential impact for the Company. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.